Exhibit 99.1
Holly Corporation Announces $200 Million Increase to Stock Repurchase Program
December 19, 2007
Dallas, Texas – Holly Corporation (NYSE: HOC) announced today that its Board of Directors has authorized a $200 million increase in the Company’s current common stock repurchase program. Before the increase, the Company had approximately $14 million remaining on its stock repurchase program as announced in October 2006 and last increased in August 2007. To date the Company has repurchased approximately $486 million of its common stock under repurchase programs which began in May 2005. Repurchases under this program will be made from time to time in the open market or privately negotiated transactions based on market conditions, securities law limitations and other factors.
“This increase demonstrates our confidence in the continued growth and profitability of the Company,” said Holly Chairman and Chief Executive Officer Matthew Clifton.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also currently owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555